UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 5, 2012

Western Alliance Bancorporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	C17075-1995	88-0365922
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One E Washington Street, Suite 1400, Phoenix, Arizona		85004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	602-389-3500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On or about March 23, 2012, Western Alliance Bancorporation (the "Company") mailed a proxy statement to its stockholders describing the matters to be voted on at the Annual Meeting of Stockholders to be held on April 24, 2012, including an amendment to the 2005 Stock Incentive Plan (the "Amended Plan").

After mailing the proxy statement, Institutional Shareholder Services ("ISS") gave the Amended Plan an unfavorable rating apparently due to certain language in the Amended Plan that ISS interprets as suggesting that the Amended Plan permits underwater options to be replaced with other awards without prior stockholder approval. As a result, ISS recommended a vote "AGAINST" the proposal to approve the Amended Plan.

Though the Company disagrees with this interpretation, and ISS did not raise objections to the same language in prior years, the Company decided that it should revise the Amended Plan to address any repricing concerns of stockholders. The Company has not previously replaced, and does not plan to replace, underwater options with other awards without stockholder approval. Therefore, on April 5, 2012, the Company’s Compensation Committee revised the Amended Plan to clarify that repricing of stock options or stock appreciation rights may not be accomplished through the surrender of such stock options or stock appreciation rights as consideration for the grant of other awards under the Amended Plan.

As revised, a new Section 6.5 of the Amended Plan has been added, which provides as follows:

6.5 Option or SAR Repricing.
Notwithstanding any other provision of the Plan, without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Board shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs having exercise prices per share greater than the then Fair Market Value of a share of Stock ("Underwater Awards") and the grant in substitution therefore of new Options or SARs having a lower exercise price, "full value" awards or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof. This Section shall not apply to adjustments pursuant to the assumption of or substitution for an Option or SAR in a manner that would comply with Section 424(a) or Section 409A of the Code or to an adjustment made pursuant to Section 17.

A copy of the Amended Plan, as revised, is filed as Exhibit 10.1 to this Current Report on Form 8-K.

The Amended Plan, as revised, will be presented for stockholder approval at the Company’s Annual Meeting of Stockholders to be held on April 24, 2012. Any vote "FOR" or "AGAINST" the Amended Plan proposal using the proxy card previously made available by the Company to the stockholders of record of the Company or the voting instruction card made available to the beneficial owners by their broker, bank or another nominee will be counted as a vote "FOR" or "AGAINST" the Amended Plan, as revised. If any stockholder has already returned his or her properly executed proxy card or voted via the Internet or by telephone and would like to change his or her vote on any matter, such stockholder may revoke his or her proxy before it is voted at the Annual Meeting of Stockholders by submission of a proxy bearing a later date via the Internet, by telephone, by mail or by attending the Annual Meeting in person and casting a ballot or as otherwise described in the Company’s proxy statement. If any stockholder would like a new proxy or has any questions, he or she should contact Dale Gibbons, Chief Financial Officer, One E. Washington St., Phoenix, Arizona 85004, at (602) 952-5476 or dgibbons@westernalliancebancorp.com.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Western Alliance Bancorporation 2005 Stock Incentive Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Western Alliance Bancorporation

April 6, 2012	By:	/s/ Dale Gibbons

Name: Dale Gibbons
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Western Alliance Bancorporation 2005 Stock Incentive Plan